CODE OF BUSINESS CONDUCT AND ETHICS
OVERVIEW

Triple-S Management Corporation and its subsidiaries (hereinafter collectively referred to as the “Corporation”) are committed to integrity, ethical behavior and professionalism in all areas. It is the Corporation’s policy for all employees, agents, officers, directors, consultants and independent contractors to respect and comply with the laws, rules, and regulations of the Commonwealth of Puerto Rico, as well as those federal, state and municipal laws, rules and regulations that are applicable to the Corporation. The Corporation has established a Code of Business Conduct and Ethics (hereinafter referred to as the “Code”), which include policies, requirements and responsibilities intended to prevent and detect illegal, improper and unethical conduct by the Corporation and its subsidiaries and to promote effective business controls. The Code is part of the Corporation’s compliance program and is an important part of the Corporation’s internal control structure. The Code applies to directors, officers, employees, agents, consultants and independent contractors (hereinafter “the covered persons”) of the Corporation at all times anywhere throughout the world. Each covered person should read this Code together with any other Company policy, manual or handbook that applies to that person’s job.

Violations of the Code or other policies are subject to disciplinary action, including but not limited to termination of employment. In some cases, civil and criminal penalties may apply. Because of the significant legal and ethical consequences of noncompliance with the Code, disciplinary action may be taken with respect to not only those who violate the Code, but also those who — through lack of diligence or supervision — fail to prevent or report violations.

This Code does not summarize all the laws, rules and regulations applicable to the Corporation and its covered persons. Should there be any question or doubt relative to this Code, please consult with the Legal Affairs Office of the Corporation (hereinafter referred to as the “Legal Affairs Office”) and/or refer to the various guidelines, which the Corporation has prepared regarding specific laws, rules and regulations.

Each covered person of the Corporation is responsible for knowing, understanding and complying with this Code and other Company policies and procedures, including those more fully addressed in the Employees Handbook. While there may be some overlap, the Code does not replace or supersede any portion of the Employees Handbook that has not been addressed by the Code.

Code of Business Conduct and Ethics
Ethical Decisions

The Code does not address every potential situation or issue that the covered persons may face, so it’s important to understand the principles behind the Code and how to apply them. The Corporation depends on the covered persons to safeguard the Corporation’s integrity by ensuring the honesty and integrity of their own actions.

If any covered person has doubts, they should discuss the issue with his or her supervisor, speak with his or her designated Human Resources representative, or contact the Legal Affairs Office for help and advice.

A covered person should never engage in dishonest or illegal act, even if directed to do so by a supervisor or other employee. A covered person should immediately report any request to engage in a dishonest or illegal act to his or her supervisor or the Legal Affairs Office.

Directors, Officers and Managers Responsibility

The managers are responsible for implementing the Code and creating and sustaining an ethical work environment. This includes, but is not limited to:
•	Understanding, accepting and enforcing the Code.

•	Projecting and image of an ethical leader and maintaining a workplace environment supportive of the Code.

•	Educating employees in the meaning and application of the Code.
Reporting Violations

The covered persons have a duty to report any known or suspected violation of the Code. Reporting a known or suspected violation, shows responsibility and fairness, and helps protect the Corporation’s reputation and assets.

An ethics helpline and website are available for those people that seek guidance or wish to report any known or suspected violation of the Code, in complete confidentiality and without fear of retaliation. These resources are intended to supplement existing internal communication channels and are not intended to replace the management team.

Ethics and Compliance Help Line: (866) 384-4277 (Toll free)
EthicsPoint Website: www.ethicspoint.com
The Ethics Point Helpline is available 24 hours a day, seven days a week.

Employees are encouraged to speak to their supervisor, manager, or other appropriate officer regarding any illegal or unethical behavior observed, any

Code of Business Conduct and Ethics

suspected violation of the Code of Business Conduct and Ethics, or upon questions about the best course of action to follow regarding a particular situation whose legal or ethical nature is unclear. The covered persons aware of any violations to this Code or other illegal or unethical conducts that may have occurred should contact their supervisors, the Vice President of the Internal Audit Department, the Legal Affairs Office, or the Compliance Department. The Vice President of the Internal Audit Department and General Counsel or their designees, will investigate alleged violations of the Code. Compliance with the Code and other policies is subject to audit. The Vice President of the Internal Audit Department will periodically report to the Audit Committee of the Board of Directors on compliance with the Code.

The covered persons should report known or suspected violations to the Audit Committee when that person feels he or she have exhausted normal management channels or are uncomfortable about bringing an issue to his or her supervisor.

All of the Corporation’s legal advisors should inform the Legal Affairs Office and the Audit Committee regarding any violation to the Securities and Exchange Commission (“SEC”) regulations. Any lack of compliance with fiduciary obligations under the Code or otherwise, should be informed to the Legal Affairs Office. If that person or entity does not act upon the evidence presented (adopting, as necessary, the corresponding preventive measures or sanctions), the legal advisor could present said evidence to the President and CEO of the Corporation or to the Audit Committee.

The Corporation will not discriminate or allow any retaliation from or on behalf of the Corporation or its covered persons because of reports or complaints, made in good faith, of violations to this Code, any internal policies or procedures, or of any other unethical or illegal behavior.

Confidentiality, including maintaining the informant’s identity anonymous, will be protected, subject to applicable laws, regulations and/or legal proceedings. The covered persons are expected to cooperate fully during an internal, external and/or governmental investigation. Any covered person who violates the Code or other internal policies and procedures of the Corporation is subject to corrective action, up to and including termination of employment.

Code of Business Conduct and Ethics
Reporting Accounting, Auditing and Internal Control Irregularities

It is corporate policy to comply with all rules and regulations regarding financial and accounting reports that apply to the Corporation. If any of the Corporation’s covered persons have any concerns or complaints regarding questionable corporate accounting, auditing practices or internal control irregularities, that person should submit those concerns or complaints (anonymously or confidentially if desired) to the Audit Committee of the Board of Directors or any member of the Audit Committee. Also they can call the EthicsPoint Helpline by phone or at its website.

Non-retaliation Policy and Corrective Action

Any covered person who reports in good faith a known or suspected violation or irregularity, or who participates in an investigation, will not be subject to retaliation or retribution because of such activity. Any covered person, engaging in retaliatory activity is subject to corrective action, up to and including termination of employment.

The policies set forth in the Code are used in conjunction with other company policies and procedures including the Employees Handbook and other Human Resources policies, administrative policies, departmental policies, etc. Employees who violate the Code or other related company policies are subject to corrective action up to and including termination of employment. The degree of corrective action will depend on the nature and circumstances of the violation.

REPORT FROM LISTED CORPORATIONS

As a Corporation that files reports with the SEC, it is important that reports submitted to the SEC be accurate and on time. Depending on their position with the Corporation, the covered persons may be called upon to provide necessary information in order to ensure that the Corporation’s public reports are complete, fair, accurate, timely and understandable. The Corporation expects its covered persons to take this responsibility very seriously, providing correct and rapid responses to questions regarding the Corporation’s public disclosure requirements.

WORK ENVIRONMENT
Alcohol and Drug-Free Workplace

The Corporation is committed to providing an alcohol and drug-free workplace, which helps facilitate a safe and healthy work environment. No covered person

Code of Business Conduct and Ethics

shall report to work under the influence of alcohol and/or illegal drugs. Additionally, they shall not manufacture, distribute, sell or be in possession of illegal drugs or prohibited substances. Unlawful substances are not to be stored in that person’s vehicle while at premises owned or controlled by the Corporation.

Any covered person who engages in conduct that violates this policy shall be subject to appropriate corrective action up to and including termination of employment. Searches of property owned or controlled by the Corporation or of employee property located at the premises owned or controlled by the Corporation may be conducted at any time.

Workplace Violence

The Corporation does not tolerate acts of violence, threats, harassment, intimidation or other disruptive behavior in its workplace or during the course of company business or an event, whether at the company’s owned or controlled premises or off-site, conducted by associates, contractors or vendors.

If a covered person witness, are the subject of, or have knowledge of a threatening behavior, that person should immediately report it to his or her supervisor or the Human Resources Department.

Associates participating in acts of violence, threats, harassment, intimidation or other disruptive behavior are subject to corrective action, up to and including termination of employment.

Weapons

The Corporation prohibits the covered persons from keeping weapons on property owned or controlled by the Corporation. In addition, weapons may not be kept in vehicles parked at company owned or controlled parking lots. Weapons include, but are not limited to, guns, knives and/or ammunition.

Open Door Policy

The covered persons are encouraged to communicate ideas and concerns directly to management. It is important that he or she speak up promptly so that his or her ideas or concerns can be addressed. If a supervisor cannot resolve a matter or if that person’s supervisor is part of the problem, a covered person can contact his or her Human Resources representative or Legal Affairs Office for guidance.

Code of Business Conduct and Ethics
Equal Employment Opportunity, Non-Discrimination and Harassment

It is the Corporation’s policy to foster a positive, productive work environment that promotes equal employment opportunity and prohibits discriminatory practices.

The Corporation is an equal opportunity employer. The Corporation forbids all forms of discrimination and employment decisions based upon an individual’s qualifications, skills, and performance, without regard to race, color, sex, age, disability, veteran status, religion, national origin, ancestry, sexual orientation, or any characteristic protected by applicable law. Retaliation based on a covered person’s report or complaint of discrimination is prohibited. The covered persons should promptly report perceived retaliation to their Human Resources representative. The Corporation will take appropriate disciplinary action against any individual who is proven to have taken adverse action against a covered person on the basis of that person’s complaint or report of alleged discrimination.

It is the Corporation’s policy that all covered persons, customers, vendors, and visitors to the workplace enjoy a positive, productive, and respectful environment that is free from harassment. Harassment, whether verbal, physical or related to the work environment, is unacceptable. The Corporation encourages the reporting of all incidents of harassment, regardless of who the offender may be. Retaliation against any covered person, customer, vendor, or visitor who in good faith alleges harassment will not be tolerated. All complaints of harassment or retaliation will be investigated and appropriate disciplinary action, up to and including termination of employment will be taken.

Corporate Opportunity

The covered persons are prohibited from:
a)	Making personal use of opportunities that in truth belong to the Corporation, or which are discovered through corporate property, information, or position.

b)	Using corporate property, information or position for personal benefit.

c)	Competing with the Corporation.
The covered persons are under the obligation to promote the Corporation’s legitimate interests when the opportunity to do so arises.

Code of Business Conduct and Ethics
FAIR DEALING

Every covered person should endeavor to deal fairly with the Corporation’s clients, suppliers, competitors, officers, and directors. No one should take unfair advantage of any of the above-mentioned through manipulation, cover-up, concealment, the abuse of privileged information, fraudulent representation of material facts, or any other unfair business practice.

CONFLICTS OF INTEREST

The covered persons must be scrupulous in avoiding a conflict of interest regarding the Corporation’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or diverge in any way (or even appear to interfere or diverge) with those of the Corporation. It is the Corporation’s policy to avoid any situation that involves, or appears to involve, a conflict between the interests of the Corporation and the interests of its covered persons. Conflicts of interest are prohibited as a matter of corporate policy. Conflicts of interest can arise when a covered person is directly or indirectly connected with a present or potential supplier, competitor, or customer. Outside financial or business involvement by members of a covered person’s immediate family, or by persons with whom the covered persons has a close personal relationship, may create a possible conflict of interest, and are subject to the requirements of this policy. In addition, it is the Corporation’s policy to prohibit its covered persons from: taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; using corporate property, information or position for personal gain; or competing with the Corporation.

A conflictive situation can arise when the covered persons undertake some action or have interests that affect the objective and effective performance of their duties in the Corporation. Another possible conflict could emerge upon an covered persons, or some member of their family, receiving improper personal benefits as a result of their position in the Corporation, whether the benefit is received from the Corporation or from a third party.

Personal loans to, or guarantees of obligations by the Corporation to, the covered persons, may also create conflicts of interest and are subject to the requirements of this policy. Loans to its directors and/or executive officers are prohibited by law and the Corporation.

Such conflicts may not always be clear-cut; therefore, any question should be consulted with the highest managerial levels or with the Legal Affairs Office. Any covered person that observe, encounter or discover a conflict or a potential conflict should inform a supervisor, manager, or consult and/or follow the procedures described in this Code.

Code of Business Conduct and Ethics
CONFIDENTIALITY

The covered persons cannot disclose confidential information entrusted to them by the Corporation, its suppliers, clients, or any other person, except when disclosure is authorized by the Legal Affairs Office or required by law, regulations, or legal proceedings. If a covered person understands there is a legal obligation to disclose such information, they must consult with the Legal Affairs Office. Confidential and proprietary information includes any information that is generally not disclosed to individuals outside the Corporation or any information that could be useful to the Corporation’s competitors or harmful to the Corporation or its clients if it were divulged.

It is the Corporation’s policy to protect the privacy of past, present and prospective customers, members, plan participants, policyholders, insureds, and its employees and other similar parties, consistent with applicable law. All individually identifiable personal information will be collected only as reasonably necessary for the conduct of the Corporation’s business.

It is the Corporation’s policy to protect its information assets from accidental or unauthorized modification, destruction and/or disclosure. All information users are responsible for protecting the Corporation’s information assets and must follow the requirements provided by the Corporation, which include: complying with its policies; protecting paper documents; attending to each individual workstation; managing passwords; securing software; backing-up critical data; and using the Corporation’s networks safely and responsibly.

Corporate Reporting and Public Disclosures of Corporate Information

The Corporation is committed to provide full, fair, accurate, timely and understandable disclosure in its public communications and in the reports and documents that it files with regulatory authorities, including the SEC. Strict compliance with both the spirit and the letter of the laws governing public disclosures and reporting to SEC is required. The Corporation’s disclosures will enable its stockholders to understand (i) the key business opportunities it seeks, (ii) the issues and risks it manages, (iii) the critical accounting policies it employs and (iv) the important judgments it makes in preparing its financial statements.

Certain employees are authorized to release information about the Corporation as part of their duties, subject to the Company’s established procedures. Otherwise, no covered person should release information concerning the Corporation or its business activities without prior, written approval from the company’s Legal Department.

Code of Business Conduct and Ethics
Confidential Information About Employees

Confidential information must not be revealed to anyone except when necessary for legitimate business purposes or as permitted by law. Confidential information includes, but is not limited to wage and salary data, employment agreements, social security numbers, financial/banking information and claims/medical information.

Confidential Information About Members

Numerous federal and state laws govern the use and disclosure of health and financial information relating to the Corporation’s members. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) prohibits unauthorized disclosure of the Corporations members’ protected health information (“PHI”). The Corporation’s policies and procedures include HIPAA requirements, which must be followed when dealing with PHI. Accessing or sharing confidential member information, except as necessary to do the assigned job is inappropriate. The covered persons must strive to maintain the trust that the Corporation’s members place in the Corporation and keep their information confidential.

Material Nonpublic or Inside Information About Our Company

The communication, release and use of material nonpublic or inside information for personal financial benefit or financial benefit of family, friends or closely related persons to the covered persons is strictly prohibited. The covered persons must not buy or sell the Corporation securities, based on knowledge of material nonpublic or inside information. In addition, they must not share or disclose material nonpublic or inside information with co-workers, family, friends or others unless the other party is considered an “insider,” has signed a non-disclosure or confidentiality agreement with the Corporation, or the information is required as part of doing business and the appropriate functional approval has been obtained from the Legal Affairs Office.

The use of material nonpublic or inside information about other publicly traded companies is prohibited. The covered persons must not buy or sell securities of other companies about which they have knowledge or any other material inside information. Information is material if it is likely to be a consideration to an investor in determining whether to buy, sell, or hold the particular company’s securities. Information is nonpublic if it has not yet been fully disclosed to the public.

Any inappropriate use or disclosure of inside information by a covered person may subject that person, the company, and any person to whom the inside information is communicated, to severe penalties, both criminal and civil, under applicable law. It may also result in immediate termination of employment or

Code of Business Conduct and Ethics

other corrective action. Before trading in the Corporation’s securities, company officers, members of the Board of Directors and other designated associates should consult and must pre-clear any transactions with the Legal Department of Triple-S Management or the Corporate Secretary.

PROTECTION AND PROPER USE OF THE CORPORATION’S ASSETS

All covered persons must protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, waste and alterations, all have a direct impact on the Corporation’s assets. All of the Corporation’s assets must be used to conduct the Corporation’s business or for purposes determined by management.

It is the Corporation’s policy that its assets be adequately protected from loss, damage or misuse. The Corporation’s assets include property such as materials, facilities, furniture, supplies, office equipment of all kinds, telephone and mail systems, voice mail and e-mail systems, computers, computer networks, software, and information relating to the company, the products and services it provides, and its customers. Assets also include any documents or records that have financial value such as currency, checks, vouchers, credit or other charge cards, receivables, payables, records of time worked, expense reimbursements or invoices.

Any and all covered persons should safeguard all the Corporation’s assets from theft, improper use, damage or sabotage and should comply with all policies and procedures designed for their protection.

The covered persons of the Corporation must not use, sell, loan, give away or dispose of company assets regardless of condition or value, except when properly authorized by corporation policy.

The covered persons are expected to use company’s assets in a professional, productive, ethical and lawful manner consistent with our corporate policies.
NAMES, LOGOS AND INTELLECTUAL PROPERTY

All names and logos to be used by the Corporation and its covered persons must be the approved names and logos of the Corporation. The Legal Affairs Office is responsible for developing and managing brand positioning and developing standards for all references to the Corporation in advertising, promotional materials, stationery, and other forms of communications media used externally.

The Corporation owns all innovations, ideas, inventions, discoveries and improvements conceived, created, made or discovered by its employees while employed by the Corporation, if they relate or pertain in any way to the

Code of Business Conduct and Ethics

Corporation’s business. This includes innovations made by employees working alone or with others. All innovations conceived of or made by an employee will be deemed to have been made in the course of employment unless the innovations: 1) were developed on the employee’s own time; 2) outside the employee’s regular or assigned duties for the Corporation; and 3) no equipment, facility, or proprietary information of the Corporation was used.

The Corporation’s policy is to take necessary steps to secure and protect its rights in its intellectual property and to protect it from illegal use or other misuse by ensuring it is affixed with or identified by “Confidential” notices, trademark, service mark or copyright symbols and by avoiding any inappropriate or unauthorized disclosures.

ANTITRUST AND OTHER COMPETITION LAWS

Antitrust laws are designed to ensure a fair and competitive free market system where no single company has a monopoly on providing a service or a product. While the Corporation competes vigorously in the marketplace, it complies with the applicable antitrust and competition laws wherever it does business. This means that the Corporation competes on the merits of its services, prices and customer loyalty. The Corporation independently determines the pricing structure of its products and providers contracts, subject to applicable regulatory review.

Some of the most serious antitrust offenses occur between competitors, such as agreements to fix prices or to divide customers, territories or markets. It is therefore very important for the covered persons to avoid discussions with competitors regarding customers, pricing policies, bids, discounts, promotions, terms and conditions of sale and any other proprietary or confidential information. They must remember that unlawful agreements need not be written or even consist of express commitments. Agreements can be inferred based on “loose talk,” informal discussions, or the mere exchange of certain information. If a conversation with a competitor enters an inappropriate area, the covered persons should end the conversation at once and report the matter immediately to the Legal Affairs Office.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

Local and federal laws restrict the use of corporate funds and assets in connection with elections. Consequently, the covered persons may not make any political contribution to any candidate, office holder or political organization for or on the behalf of the Corporation. The term “political contribution” includes payments, provision of services, purchasing tickets or furnishing supplies on behalf of a candidate running for political office. The covered persons may not

Code of Business Conduct and Ethics
use any corporate property, facilities or time of any other employee for any political activity.

The Corporation recognizes the covered person’s right as a citizen to participate in the political process. When engaged in political activities, the covered persons shall let it be known that the views expressed are his or hers as an individual and not those of the company.

CHARITABLE CONTRIBUTIONS

The President of the Corporation and the Presidents of each of its subsidiaries are the only persons authorized to make charitable contributions on behalf of its respective company. Requests for charitable contributions should be referred to the President of each particular company. Under no circumstances should the covered persons use the Corporation’s funds to make charitable contributions on behalf of the Corporation.

GIFTS AND ENTERTAINMENT

The Corporation recognizes that business gifts and entertainment can create goodwill and sound working relationships. However, the use of business gifts and entertainment for gaining special advantage or unduly influencing employees, customers, suppliers or others doing business with the Corporation is strictly prohibited. Gifts over $200, in the aggregate over a one year period, have to be reported to each of the particular company’s President.

AMENDMENTS, MODIFICATIONS AND WAIVER

This Code may be amended, modified or suspended by the Board of Directors, who can also grant suspensions or waivers, subject to disclosure and other applicable provisions of the Securities and Exchange Act of 1934, the rules and regulations promulgated thereunder, and other applicable regulations. The policies contained in the Corporation’s Code of Business Conduct and Ethics apply to all the Corporation’s controlled entities, regardless of geographic location.

The Code of Business Conduct and Ethics will be posted on the Corporation’s website: www.triplesmanagement.com.
Note:
This Code of Business Conduct and Ethics was approved by the Board of Directors of Triple-S Management Corporation on August 14, 2007.